Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "LIPELLA PHARMACEUTICALS INC.", FILED IN THIS OFFICE ON THE NINETEENTH DAY OF DECEMBER, A.D. 2022, AT 1:32 O`CLOCK P.M.

Jeffrey W. Bullock, Secretary of State

3925021 8100
SR# 20224308918

Authentication: 205136227
Date: 12-19-22

State of Delaware
Secretary of State
Division of Corporations
Delivered 01:27 PM 12/19/2022
FILED 01:32 PM 12/19/2022
SR 20224308918 - File Number 3925021

CERTIFICATE OF AMENDMENT

TO

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

LIPELLA PHARMACEUTICALS INC.

Lipella Pharmaceuticals Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "**Corporation**"), does hereby certify that:

FIRST: The name of the Corporation is Lipella Pharmaceuticals Inc.

SECOND: This Certificate of Amendment (this "**Certificate of Amendment**") amends the provisions of the Corporation's Second Amended and Restated Certificate of Incorporation, and any amendments thereto (the "**Charter**"), last amended by the filing of the Charter with the Secretary of State on December 19, 2022.

THIRD: Article IV(A) of the Charter ("**Article IV**") is hereby amended by inserting the following paragraphs immediately below the last paragraph in Article IV, so that Article IV provides in its entirety as follows:

"(A) The total number of shares of capital stock that the Corporation is authorized to issue is 220,000,000 shares, of which (i) 200,000,000 shares shall be a class designated as common stock, par value $0.0001 per share (the "Common Stock"), and (ii) 20,000,000 shares shall be a class designated as undesignated preferred stock, par value $0.0001 per share (the "Preferred Stock"). Subject to the rights of the holders of any series of Preferred Stock, the number of authorized shares of any of the Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the capital stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL, and no vote of the holders of any of the Common Stock or Preferred Stock voting separately as a class shall be required therefor.

Upon the filing of the Certificate of Amendment to this Certificate of Incorporation with the Secretary of State of the State of Delaware on December 19, 2022 (the "**Effective Time**"), each two-and-a-half (2.5) outstanding shares of Common Stock outstanding immediately prior to the Effective Time (the "**Old Common Stock**") shall be combined and converted into one (1) share of Common Stock (the "**New Common Stock**") based on a ratio of one share of New Common Stock for each two-and-a-half (2.5) shares of Old Common Stock (the "**Reverse Split Ratio**"). This reverse stock split of the outstanding shares of Common Stock (the "**Reverse Split**") shall not affect the total number of shares of capital stock, including the Common Stock, that the Corporation is authorized to issue, which shall remain as set forth under this Article IV.

The Reverse Split shall occur without any further action on the part of the Corporation or the holders of shares of Common Stock and whether or not certificates representing such holders' shares prior to the Reverse Split are surrendered for cancellation. No fractional interest in a share of New Common Stock shall be deliverable to any holder thereof upon the Reverse Split, all of which shares of New Common Stock shall be rounded up to the nearest whole number of such shares. Upon the Effective Time, all references to "Common Stock" in this Certificate of Incorporation shall be to the New Common Stock.

The Reverse Split will be effectuated on a stockholder-by-stockholder (as opposed to certificate-by-certificate) basis, except that the Reverse Split will be effectuated on a certificate-by-certificate basis for shares held by registered holders, as applicable. For shares held in certificated form, certificates dated as of a date prior to the Effective Time representing outstanding shares of Old Common Stock shall, after the Effective Time, represent a number of shares of New Common Stock as is reflected on the face of such certificates for the Old Common Stock, divided by the Reverse Split Ratio and rounded up to the nearest whole number. The Corporation shall not be obligated to issue new certificates evidencing the shares of New Common Stock outstanding as a result of the Reverse Split unless and until the certificates evidencing the shares held by a holder prior to the Reverse Split are either delivered to the Corporation or its current transfer agent, or the holder notifies the Corporation or such transfer agent that such

certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by the Corporation in connection with such certificates.

FOURTH: This Certificate of Amendment was duly adopted in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

FIFTH: This Certificate of Amendment shall be effective shall be as of 1:32 p.m. E.T on December 19, 2022.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its officer thereunto duly authorized this 19th day of December, 2022.

LIPELLA PHARMACEUTICALS INC.

By: /s/ [signature]

Name: Jonathan Kaufman

Title: Chief Executive Officer